Exhibit 99.1

Jupiter Acquisition Corporation
Announces the Separate Trading of Its

Class A Common Stock and Warrants

Commencing on or About October 1, 2021

HOBE SOUND, FL, September 29, 2021 — Jupiter Acquisition Corporation (NASDAQ: JAQCU) (the “Company”), today announced that holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about October 1, 2021.

The shares of Class A common stock and warrants that are separated are expected to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbols “JAQC” and “JAQCW,” respectively. Any units not separated will continue to trade on Nasdaq under the symbol “JAQCU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company currently intends to focus on acquiring a business in the consumer industry. The Company is led by James Hauslein, President of Hauslein & Company, Inc., a private investment firm, and former Chairman and Chief Executive Officer of Sunglass Hut International, James N. Clarke, Managing Partner and Chief Executive Officer of Clarke Capital Partners, LLC, a private family office investment firm, and former Founder, Chairman and Chief Executive Officer of Clearlink, and Gaurav Burman, Managing Partner of Burman Family Holdings, a private investment firm.

The units were initially offered by the Company in an underwritten offering. Nomura Securities International, Inc., Brookline Capital Markets, a division of Arcadia Securities, LLC, and Ladenburg Thalmann & Co. Inc. acted as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2021. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Nomura Securities International, Inc., Attention: Equity Syndicate Department, Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, or by telephone at 212-667-9000, or by email at equitysyndicateamericas@nomura.com. Copies of the registration statement can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jupiter Acquisition Corporation

212-207-8884

jim@hauslein.com